Exhibit 10.30
SEVERANCE AGREEMENT
     AGREEMENT between Gaylord Entertainment Company, a Delaware corporation (“GEC”), and Carter R. Todd (the “Key Employee”).
W I T N E S S E T H
     WHEREAS, the Board of Directors of GEC (the “Board”) believes that, in the event of a threat or occurrence of a “Change of Control” (as defined hereafter) of GEC, it is in the best interest of GEC and its present and future shareholders that the business of GEC be continued with a minimum of disruption, and that such objective will be achieved if GEC key management employees are given reasonable assurances of employment security during the period of uncertainty often associated with Change of Control; and
     WHEREAS, GEC believes the giving of such assurances by GEC will enable it (a) to secure the continued services of both its key operational and management employees in the performance of both their regular duties and such extra duties as may be required of them during such period of uncertainty, (b) to be able to rely on such employees to manage and maintain their focus on the affairs of GEC during any such period, and (c) to have the ability to attract new key employees as needed; and
     WHEREAS, the Board has approved entering into severance agreements with certain key management employees of GEC in order to achieve the foregoing objectives; and
     WHEREAS, Key Employee is a key management employee of GEC or one of its subsidiaries;
     NOW, THEREFORE, GEC and Key Employee agree as follows:
     1. Change of Control. For the purposes of (this Agreement, a “Change of Control” shall be deemed to have taken place if: (i) any person or entity, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than GEC, a wholly-owned subsidiary thereof or any employee benefit plan of GEC or any of its subsidiaries, and other than E. L. Gaylord or any member of his immediate family or any affiliate of Mr. Gaylord or any member of his immediate family, hereafter becomes the beneficial owner of GEC securities having 40% or more of the combined voting power of the then outstanding securities of GEC that may be cast for the election of directors of GEC (other than as a result of an issuance of securities initiated by GEC in the ordinary course of business); or (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, 100% of the combined voting power of the outstanding securities of GEC entitled to vote generally in the election of directors of GEC prior to any such transaction is reduced to less than a majority of the combined voting power of the outstanding securities of GEC or any successor corporation or entity entitled to vote generally in the election of directors immediately after such transaction; or (iii) during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board of Directors of GEC cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by GEC’s shareholders, of each director of GEC first elected during such period was approved by a vote of at least two-

thirds of the directors of GEC then still in office who were directors of GEC at the beginning of any such period. Upon a Change of Control of GEC while the Key Employee is still an employee of GEC, this Agreement and all of its provisions shall become operative immediately.
     2. Employment. GEC and Key Employee hereby agree that, if Key Employee is in the employ of GEC on the date on which a Change of Control occurs (the “Change of Control Date”), GEC will continue to employ Key Employee and Key Employee will remain in the employ of GEC, for the period commencing on the Change of Control Date and ending on the Second anniversary of such date (the “Employment Period”), to exercise such authority and perform such duties as are commensurate with the authority being exercised and duties being performed by the Key Employee immediately prior to the Change of Control Date. Nothing expressed or implied in this Agreement shall create any right or duty on the part of GEC or the Key Employee to have the Key Employee remain in the employment of GEC prior to any Change in Control, provided; however, that any termination of employment of the Key Employee or the removal of the Key Employee from the office or position in GEC following the commencement of any discussion with a third person that ultimately results in a Change in Control with that or another person shall be deemed to be a termination or removal of the Key Employee after a Change in Control for purposes of this Agreement.
     3. Compensation and Benefits. During the Employment Period, GEC will (a) continue to pay the Key Employee a salary at not less than the amount paid to Key Employee on the Change of Control Date, (b) continue employee benefit programs to or for the benefit of Key Employee and his or her beneficiaries at levels in effect on the Change of Control Date as more particularly described in Section 7, and (c) pay to Key Employee any Additional Amount determined pursuant to Section 4.
     4. Tax Reimbursement Payment.
     (a) Notwithstanding anything to the contrary contained in this Agreement, in any plan of GEC or its affiliates, or in any other agreement or understanding, GEC will pay to Key Employee, at the times hereinafter specified, an amount (the “Additional Amount”) equal to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), if any, incurred or to be incurred by Key Employee by reason of the payments under this Agreement, payments under the supplemental executive retirement plan, acceleration of vesting of stock options or restricted stock granted under the 1997 Stock Option and Incentive Plan, or any other payments under any plan, agreement or understanding between Key Employee and GEC or its affiliates, constituting Excess Parachute Payments (as defined below), plus all excise taxes and federal, state and local income taxes incurred or to be incurred by the Key Employee with respect to receipt of the Additional Amount. For purposes of this Agreement, the term “Excess Parachute Payment” shall mean any payment or any portion thereof which would be an “excess parachute payment” within the meaning of Section 280G(b) of the Code, and which would result in the imposition of an excise tax on the Key Employee under Section 4999 of the Code. Attached hereto as Exhibit A is an example illustrating the computation of the Additional Amount.

     (b) All determinations required to be made regarding the Additional Amount, including whether payment of any Additional Amount is required and the amount of any Additional Amount, shall be made by the independent accounting firm which is advising GEC (the “Accounting Firm”), and the Accounting Firm shall provide detailed support calculations to GEC and Key Employee within one hundred twenty (120) days following the “Termination Event,” as such term is defined in Section 5, below. In computing taxes, the Accounting Firm shall use the highest marginal federal, state and local income tax rates applicable to the Key Employee for the year in which the Additional Amount is to be paid (or if those tax rates are unknown, for the year in which the calculation is made) and shall assume the full deductibility of state and local income taxes for purposes of computing federal income tax liability. The portion of the Additional Amount based on the excise tax as determined by the Accounting Firm to be due shall be paid to Key Employee no later than March 1 immediately following the calendar year in which a Termination Event occurs. The portion of the Additional Amount based on the excise tax as determined by the Accounting Firm to be due for each calendar year following the calendar year in which a Termination Event occurs during the Employment Period shall be paid to the Key Employee on or before March 1 immediately following the end of each such calendar year. If GEC determines that the excise tax for any year will be different from the amount originally calculated in the report of the Accounting Firm delivered within one hundred twenty (120) days following the Termination Event, then GEC shall provide to Key Employee detailed support calculations by the Accounting Firm specifying the basis for the change in the Additional Amount.
     5. Termination of Employment.
     (a) If, during the Employment Period, Key Employee’s employment is terminated by GEC (or a subsidiary of GEC) or a successor thereto for other than gross misconduct1;
     (b) or if
     (i) there is a reduction in Key Employee’s salary under Section 3(a), a reduction in Key Employee’s benefits, or a material change in Key Employee’s status, working conditions or management responsibilities, or
     (ii) Key Employee is required to relocate his or her residence more than 100 miles from his or her city of employment, and Key Employee voluntarily terminates his or her employment within 60 days of any such event, or the last in a series of events, then Key Employee shall be entitled to continue to receive those benefits described in Section 5(e) and to receive a lump sum payment (“Severance Compensation”) equal to the sum of

[1]	For purposes of this Agreement, the term “gross misconduct” shall mean an intentional act of fraud or embezzlement, intentional wrongful damage to property of GEC, or intentional wrongful disclosure of material confidential information of GEC. No act or failure to act on the part of the Key Employee shall be deemed intentional unless determined by a final judicial decision to be done, or omitted to be done, by Key Employee not in good faith and without reasonable belief that his or her action or omission was in the best interest of GEC.

     (x) 150% of Key Employee’s “Base Amount” as determined under paragraph (c) below, and
     (y) any portion of the Additional Amount not theretofore paid, as described in paragraph (d) below.
The lump sum payment shall be subject to and reduced by all applicable federal and state withholding taxes and shall be paid to the Key Employee within 30 business days after his or her termination of employment. The termination of employment pursuant to Section 5(a) or 5(b) shall be referred to herein as a “Termination Event.”
     (c) The Base Amount for purposes of this Section 5 shall be Key Employee’s base salary paid to him or her during the 12-month period preceding the date of his or her termination of employment pursuant to paragraph (a). If Key Employee has not been employed for a 12-month period, his or her Base Amount shall be his or her annualized base salary at the rate then in effect prior to the date of his or her termination of employment.
     (d) The Additional Amount shall be determined in the same manner described in section 4, as illustrated in Exhibit A. At or prior to the time of payment of the Additional Amount (or the remainder thereof), GEC shall provide to Key Employee a report of the Accounting Firm, including detailed support calculations, describing its determination of the Additional Amount (or an updated report of the Accounting Firm to its report for the year in which the Termination Event occurs, if that report has already been provided to Key Employee). If GEC determines that no Additional Amount is due under this paragraph (c), it shall provide to Key Employee an opinion of the Accounting Firm that Key Employee will not incur an excise tax on any or all of the Severance Compensation, vesting of stock options, or other payments under any plan, agreement or understanding between Key Employee and GEC. Any such opinion shall be based upon the proposed regulations under Code Sections 280G and 4999 or substantial authority within the meaning of Code Section 6662.
     (e) After termination of employment for which Key Employee is entitled to Severance Compensation, and continuing until the end of the Employment Period (i.e., the second anniversary of the Change of Control Date, or if later, during the extended term of this Agreement pursuant to Section 16), GEC shall maintain at its expense for the continued benefit of Key Employee and his or her dependents all medical, dental, basic life insurance, and basic accident insurance plans of GEC in which Key Employee or his or her dependents are entitled to participate pursuant to Section 7, provided that such continued participation is possible under the terms and provisions of such plans. In the event that the participation by Key Employee or his or her dependents in any such plan is barred, or if the benefits in any of the plans are reduced to a level below what they were on the Change of Control Date, GEC shall arrange to provide Key Employee and his or her dependents with benefits equivalent to those which they were receiving under such plans immediately prior to the Change of Control Date, such benefits to be provided at GEC’s expense by means of individual insurance policies, or if such policies cannot be obtained, from GEC’s assets. If Key Employee should accept employment with another employer and if Key Employee and/or his or her dependents should become covered under that employer’s medical, dental, life insurance and accident insurance plans, or any of them, or if Key Employee and/or his or her dependents should obtain comparable coverage from any other source (e.g. spousal coverage), then effective on the date that such coverage commences, the obligation of GEC to provide any benefits under this Section 5(e) to Key Employee or his or her dependents shall terminate to the extent that equivalent coverage is provided under the plans of the subsequent employer or otherwise obtained coverage.
     The medical and dental benefits required to be provided pursuant to this Section 5(d) are not intended to be a substitute for any extended coverage benefits (“COBRA rights”) described in Section 4980B of the Code, and such COBRA rights shall not commence until after the period of coverage specified in the first sentence of this Section 5(e) comes to an end.
     (f) In the event of a dispute concerning the amount of Severance Compensation, including a dispute as to the calculation of the Additional Amount or the employee benefits to which Key Employee is entitled pursuant to the terms of this Agreement, which is not resolved within 60 days after the date of termination of employment, Key Employee may submit the resolution of the dispute to arbitration. Any arbitration pursuant to this Agreement shall be determined in accordance with the rules of the American Arbitration Association then in effect, by a single arbitrator if the parties shall agree upon one, or otherwise by three arbitrators, one appointed by each party, and a third arbitrator appointed by the two arbitrators selected by the parties, all arbitrators to come from a panel proposed by the American Arbitration Association. If any party shall fail to appoint an arbitrator within 30 days after it is notified to do so, then the arbitration shall be accomplished by a single arbitrator. Unless otherwise agreed by the parties hereto, all arbitration proceedings shall be held in Nashville, Tennessee. Each party agrees to comply with any award made in any such proceeding, which shall be final, and to the entry of judgment in accordance with applicable law in any jurisdiction upon any such award. The decision of the arbitrators shall be tendered within 60 days of final submission of the parties in writing or any hearing before the arbitrators and shall include their individual votes, If the Key Employee is entitled to any award pursuant to the determination reached in the arbitration proceeding that is greater than that proposed by GEC, he or she shall be entitled to payment by GEC of all attorneys’ fees, costs (including expenses of arbitration), and other out-of-pocket expenses incurred in connection with the arbitration.
     6. Indemnification.
     (a) If Key Employee shall have to institute litigation brought in good faith to enforce any of his or her rights under the Agreement, GEC shall indemnify Key Employee for his or her reasonable attorney’s fees and disbursements incurred in any such litigation.
     (b) In the event that an excise tax is ever assessed by the Internal Revenue Service against Key Employee (or if GEC and Key Employee mutually agree that an excise tax is payable) by reason of the payments under this Agreement, payments under the supplemental executive retirement plan, acceleration of vesting of stock options or restricted stock granted under the GEC 1997 Stock Option and Incentive Plan, or any other payments under any plan, agreement or understanding between Key Employee and GEC or its affiliates, constituting Excess Parachute Payments, and if such excise tax was not included in the determination by the Accounting Firm of the Additional Amount that has been actually paid to Key Employee, GEC agrees to indemnify Key Employee by paying to Key Employee the amount of such excise tax, together with any interest and penalties, including reasonable legal and accounting fees and other out-of-pocket expenses incurred by Key Employee, attributable to the failure to pay such excise tax by the date it was originally due, plus all federal, state and local income taxes incurred with respect to payment of the excise tax, calculated in a manner analogous to Exhibit A. This indemnification obligation shall survive the termination of the Employment Period and shall apply to all such excise taxes on Excess Parachute Payments, whether due before or after termination of employment, except that no such right of indemnification shall exist after termination of employment for gross misconduct (as defined pursuant to paragraph (a) of Section 5).
     (c) If the excise tax for any year which is actually imposed on Key Employee is finally determined to be less than the amount taken into account in the calculation of the Additional Amount that was paid to Key Employee pursuant to Section 4 or Section 5, then Key Employee shall repay to GEC, at the time that the amount of such reduction in excise tax is finally determined, the portion of the Additional Amount attributable to such reduction (including the portion of the Additional Amount attributable to the excise tax and federal and state income taxes imposed on the Additional Amount being repaid by Key Employee, to the extent that such repayment results in a reduction in such excise tax, federal or state income tax), plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code.
     7. Normal Employee Benefits. During the Employment Period, Key Employee and his or her dependents shall be entitled to participate in any and all employee benefit plans maintained by GEC (or a subsidiary of GEC), or a successor thereto, which provide benefits for its executives and for its salaried employees generally, including, without limitation, its tax-qualified retirement plans, supplemental executive retirement plan, stock option and other stock award plans, and welfare benefit plans providing medical and dental benefits, group life insurance, disability benefits and accidental death and dismemberment insurance. Any future increases in benefits in any of such plans available to executives or salaried employees of GEC generally shall also be provided to Key Employee.
     Nothing in this Agreement shall preclude GEC from amending or terminating any employee benefit plan, but it is the intent of the parties that Key Employee and his or her dependents shall be entitled during the Employment Period to the same level of benefits in all employee benefit plans as the level in effect in the respective plans of GEC on the Change of Control Date. In the case of the stock option and other stock award plans, the requirement that the same level of benefits be provided shall be satisfied if Key Employee enjoys at least the same reward opportunities as provided by GEC prior to the Change of Control Date. If’ any of the employee benefit plans are amended to reduce benefits to Key Employee or his or her dependents, or if Key Employee or his or her dependents become ineligible to participate in any such plans, GEC shall arrange to provide Key Employee and his or her dependents with benefits equivalent to those which they were receiving under such plans immediately prior to the Change of Control Date, such benefits to be provided at GEC’s expense by means of individual insurance policies, or if such policies cannot be obtained, from GEC’s assets.
     8. Confidentiality. Key Employee recognizes that he or she has or will have access to and may participate in the origination of non-public confidential information and will owe a fiduciary duty with respect to such information to GEC. Confidential information includes, but is not limited to, trade secrets, supplier information, pricing information, internal corporate planning, GEC secrets, methods of marketing, methods of showroom selection and operation, ideas and plans for development, historical financial data and forecasts, long range plans and strategies, and any other data or information of or concerning GEC that is not generally known to the public or in the industry in which GEC is engaged. Key Employee agrees that from the date of this Agreement and throughout the Employment Period he or she will, except as specifically authorized by GEC in writing, maintain in strict confidence and will not use or disclose, other than disclosure made in the ordinary course of business of GEC or to other employees of GEC, any confidential information belonging to GEC. If Key Employee shall breach the terms of this Section 8, all of his or her rights under this Agreement shall terminate.
     9. Withholding of Taxes. GEC may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulations or ruling.
     10. Governing Law. This Agreement shall be construed according to the laws of Tennessee, without giving effect to the principles of conflicts of laws of such State.
     11. Amendment; Modification; Waiver. This Agreement may not be amended except by the written agreement of the parties hereto. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Key Employee and GEC. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     12. Termination of Employment Other than During Employment Period. Notwithstanding the other provisions of this Agreement which govern primarily the Key Employee’s rights upon termination following a Change of Control, the provisions of this Section 12 shall govern the Key Employee’s rights upon termination of employment with the Company other than during the Employment Period.
     (a) Termination by the Company Without Cause or Employee for Good Reason.
     (i) Key Employee’s employment hereunder may be terminated by the Company without Cause (as defined in Section 12(b)), or by Key Employee’s resignation for Good Reason (as defined immediately below).

     (ii) For purposes of this Agreement, “Good Reason” shall mean: (A) a reduction in Key Employee’s base salary, or a material change in Key Employee’s status, working conditions or management responsibilities, or Key Employee is required to relocate his or her residence more than 100 miles from his or her city of employment, or (B) any other breach by the Company of any material provision of this Agreement or the terms of the Key Employee’s Employment Offer (a copy of which is attached hereto as Exhibit B and the terms of which are fully incorporated herein by reference); provided that none of the events described in Clauses (A) or (B) of this Section 12(a)(ii) shall constitute Good Reason unless Key Employee shall have notified the Company in writing describing the events which constitute Good Reason and then only if the Company shall have failed to fully cure such event within thirty (30) days after the Company’s receipt of such written notice.
     (iii) If Key Employee’s employment is terminated by the Company without Cause (other than by reason of death or permanent disability) or if Key Employee resigns for Good Reason, Key Employee shall be entitled to receive a lump sum cash payment (within thirty (30) business days of the date of termination) equal to one and one-half (1 /2) times the Key Employee’s annual base salary then in effect. In addition, Key Employee shall be entitled to receive accrued but unpaid base salary through the date of termination, unpaid vacation pay, unreimbursed employee expenses incurred, and any other benefits owed to Key Employee pursuant to any written employee benefit plan or policy of the Company. In the alternative, the Key Employee may elect to receive his severance payment, if any, over a period of 18 months (rather than in a lump sum), in which case the Key Employee would be deemed to be an employee of the Company during such additional 18-month period for purposes of stock option and/or other stock award vesting. Upon such an election, the Key Employee would then have a period of 90 days from the end of the 18-month period in which to make any decisions regarding the exercise or other disposition of any stock options and/or other stock awards.
     (iv) Following termination of Key Employee’s employment by the Company without Cause (other than by reason of Key Employee’s death or permanent disability) or by Key Employee’s resignation for Good Reason, except as set forth in this Section 12(a), Key Employee shall have no further rights to any compensation or any other benefits under this Agreement.
     (b) Termination by the Company for Cause or Resignation by Key Employee Without Good Reason.
     (i) At the option of the Company, Key Employee’s employment may be terminated by written notice to Key Employee upon the occurrence of any one or more of the following events (each, a “Cause”):

     (1) any action by Key Employee constituting fraud, self-dealing, embezzlement, or dishonesty in the course of his employment hereunder;
     (2) any conviction of Key Employee of a crime involving moral turpitude;
     (3) any action of Key Employee, regardless of its relation to his employment, that has brought or reasonably could bring the Company into substantial public disgrace or disrepute;
     (4) failure of Key Employee after reasonable notice promptly to comply with any valid and legal directive of the Board of Directors or the Chief Executive Officer;
     (5) a material breach by Key Employee of any of his obligations under this Agreement arid failure to cure such breach within ten (10) days of his receipt of written notice thereof from the Company; or
     (6) a failure by Key Employee to perform adequately his responsibilities under this Agreement as demonstrated by objective and verifiable evidence showing that the business operations under Key Employee’s control have been materially harmed as a result of Key Employee’s gross negligence or willful misconduct.
     (ii) Upon the termination of Key Employees employment by the Company for Cause or by Key Employee without Good Reason, Key Employee shall be entitled to an amount equal to the accrued but unpaid base salary through the date of termination plus any unpaid vacation pay, unreimbursed employee expenses, and any other benefits owed to Key Employee pursuant to any written employee benefit plan or policy of the Company.
     (iii) Following such termination of Key Employee’s employment by the Company for Cause or resignation by Key Employee without Good Reason, except as set forth in this Section 12(b), Key Employee shall have no further rights to any compensation or any other benefits under this Agreement.
     13. Binding Effect.
     (a) This Agreement shall be binding on GEC, its successors arid assigns. Should there be a consolidation or merger of GEC with or into another corporation, or a purchase of all or substantially all of the assets of GEC by another entity, the surviving or acquiring corporation will succeed lo the rights and obligations of GEC under this Agreement.
     (b) This Agreement shall inure to the benefit of and be enforceable by Key Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

     (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in paragraphs (a) or (b) hereof. Without limiting the generality of the foregoing, Key Employee’s right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 13(c), GEC shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.
     (d) GEC and Key Employee recognize that each party will have no adequate remedy at law for breach by the other of any of the agreements contained herein and, in the event of any such breach, GEC and Key Employee hereby agree and consent that the other shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of this Agreement.
     (e) Notwithstanding anything to the contrary contained in this Agreement, in any plan of GEC or its affiliates, or in any other agreement or understanding, GEC shall pay to Key Employee all amounts required to be paid hereunder (including the Additional Amount and Severance Compensation), as well as amounts required by the terms of any other plan, agreement or understanding (including the accelerated vesting of stock options and restricted stock upon a Change of Control), regardless of whether any such amounts or accelerated vesting constitute Excess Parachute Payments.
     14. Entire Contract. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, express or implied with respect to the subject matter of this Agreement.
     15. Notice. For all purposes of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or after three business days after having been mailed registered or certified mail, return receipt requested, addressed to the addresses set forth at the end of this Agreement or to such other address as any party furnishes in writing to the other party.
     16. Term. This Agreement shall be effective from the date of its execution by GEC and for the twenty-four (24) months next succeeding any Change of Control, and shall continue in effect from year to year after such twenty-four (24) month period, unless GEC shall notify Key Employee in writing 90 days in advance of an anniversary of its execution that the Agreement shall terminate or unless, prior to a Change of Control or the commencement of any discussion with a third person that ultimately results in a Change of Control, the Key Employee ceases to be an employee of GEC in which event this Agreement shall terminate and the provisions of Section 12 of this Agreement shall apply. Notwithstanding the foregoing, the indemnification provisions of this Agreement contained in Section 6 shall survive until the expiration of the statute of limitations for assessment of any excise tax with regard to an Excess Parachute Payment on account of the Change of Control.

     IN WITNESS WHEREOF the parties hereto have executed this Severance Agreement as of the 3rd day of July 2001.

GAYLORD ENTERTAINMENT COMPANY		KEY EMPLOYEE
By:	/s/ Colin Reed Colin V. Reed Chief Executive Officer One Gaylord Drive Nashville, TN 37214	By:	/s/ Carter R. Todd Carter R. Todd 200 Scotland Place Nashville, TN 37205

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